SAMYN & MARTIN, L.L.C.

April 2, 2014

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE:

Pitooey! , Inc.

File No. 000-53991

Change in Certifying Accountant

Dear Sir or Madam:

The firm ofSamyn & Martin, LLC (formerly Samyn & Martin, LLC) was previously principal certifying accountant for Pitooey! , Inc. (the "Company") and reported on the financial statements of the Company for the year ended December 31, 2012. We have read Item 4.01 of Form 8-KlA of the Company and agree with the statements concerning our Firm contained therein.

Very Truly Yours,

/s/ Samyn & Martin, LLC

Samyn & Martin, LLC

411 Valentine, Suite 300

Kansas City, Missouri 64111

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone: (816) 756-5525

Fax: (816) 756-2252